Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of April 20, 2026 (the “Effective Date”), by and between enCore Energy Corp. (the “Company”) and Richard Little (the “Employee”).

RECITALS

WHEREAS, the Company is involved in the acquisition, exploration, and development of uranium resource properties in the United States (the “Business”).

WHEREAS, the Employee has significant qualifications and experience in the Business.

WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by the Company, according to the terms and conditions of this Agreement following the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the following terms:

TERMS

1. Employment and Position. During the Term (as defined below), the Employee shall be employed by the Company as its Chief Executive Officer, and the Employee will serve in such capacity, subject to the terms and conditions of this Agreement. The Employee shall report directly to the Company’s Board of Directors (the “Board”).

2. Duties.

(a) Duties for the Company and its Affiliates. The Employee shall have such duties, responsibilities, and authorities for the Company as are customary of a chief executive officer of a company similar in size and revenue in the Company’s business and such additional or different duties, responsibilities, and authorities as may be reasonably assigned by the Board in its sole discretion commensurate with such position, including without limitation duties, responsibilities, and authorities with respect to the Company and its Affiliates. For purposes of this Agreement, “Affiliate” means, with respect to the entity or person at issue, any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity or person.

(b) Working Time and Best-Effort Requirements and Permitted Outside Activities. During the Term (as defined below), the Employee shall devote sufficient working time as well as his best efforts, abilities, knowledge, and experience to the Company’s Business and affairs as necessary to faithfully perform his duties, responsibilities, and authorities under this Agreement. As long as such service and investments do not prevent the Employee from fulfilling his duties, responsibilities, and authorities under this Agreement or directly or indirectly compete with the Company, in each case as determined by the Board in its sole discretion, the Employee may, without violating this Agreement, (i) serve as an officer or director of any civic or charitable organization, (ii) serve as a director of a for profit entity so long as Employee has provided the Company advanced notice of serving on such board and the Board has determined, in its sole discretion, that no conflicts of interest or legal compliance concerns are present at the time of appointment and/or anytime thereafter (iii) subject to Subsection 10(e), own publicly traded securities, and (iv) passively invest his personal assets in such form or manner as will not require any services by the Employee in the operation of the entities in which such investments are made. In addition, and so long as it does not prevent the Employee from fulfilling his duties, responsibilities, and authorities under this Agreement or directly or indirectly compete with the Company, in each case as determined by the Board in its sole discretion, Employee may continue in his current roles with Permex Petroleum Corporation for a period of no longer than ninety (90) days from the Effective Date.

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(c) Compliance with Company Policies. The Employee shall comply with all applicable Company rules and policies as a condition of employment.

(d) Duty of Loyalty. The Employee shall owe a fiduciary duty of loyalty, fidelity, and allegiance to act in the best interests of the Company and its Affiliates, and to do no act that would materially injure their business, interests, or reputations. In keeping with these duties, the Employee shall continue to make full disclosure to the Board of all opportunities pertaining to the Company’s Business that come to his attention during the Term (as defined below) and shall not appropriate for his own benefit any such Business opportunities concerning the subject matter of the fiduciary relationship.

3. Primary Work Location. Although the Employee shall be expected to travel from time to time as necessary to perform his duties, responsibilities, and authorities under this Agreement, his primary work location shall be at the Company’s offices in Dallas, Texas, or such other location of such headquarters as of immediately before the Effective Date.

4. Term of Agreement and Employment.

(a) Initial Term. This Agreement shall be in full force and effect for an “Initial Term” of one year commencing on the Effective Date and expiring on the first anniversary of the Effective Date (the “Expiration Date”), unless terminated before the Expiration Date in accordance with Section 6.

(b) Renewal Term. Notwithstanding Section 4(a), the effectiveness of this Agreement shall automatically be extended for an additional one-year term on the Expiration Date (each, a “Renewal Term”) and on each successive anniversary of the Expiration Date (each, a “Renewal Date”), unless and until the Agreement is terminated earlier in accordance with Section 6.

(c) Term. For all purposes in this Agreement, the Initial Term and any Renewal Terms are referred to collectively as the “Term” of this Agreement.

5. Compensation and Employment Benefits. In consideration of the performance of the Employee’s duties, responsibilities, and authorities under this Agreement, the Company shall provide the Employee with the following compensation and employment benefits:

(a) Base Salary. The Company shall provide the Employee with an annualized base salary of six hundred thousand dollars ($600,000.00), less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures, and prorated for any partial period of employment (the “Base Salary”). The Board may adjust the Base Salary in its sole discretion during the Term but if any adjustment reduces the Base Salary by ten percent (10%) or more, Employee must either consent to such reduction or the Agreement shall be deemed to have been terminated without Cause.

(b) Discretionary Annual Bonuses. The Employee shall be eligible to receive an annual target bonus up to one hundred percent (100%) of his Base Salary (each, an “Annual Bonus”) during each calendar year of the Term in accordance with this subparagraph to the same extent such bonus payments are paid to similarly situated employees of the Company. Factors such as whether Annual Bonuses are paid, eligibility for Annual Bonuses, when such Annual Bonuses are paid, and the amount of Annual Bonuses are at the sole discretion of the Board. Accordingly, the amount of any Annual Bonus shall be determined by the Board in its sole discretion based on its assessment of the Employee’s performance against applicable performance objectives as well as the Company’s performance. The Employee shall not be eligible to receive any Annual Bonus unless he remains employed by the Company through the date on which any such Annual Bonus is paid. All Annual Bonuses and other discretionary compensation payable to the Employee by the Company shall be paid to the Employee in a lump sum no later than two and a half (2.5) months following the end of the taxable year upon which the applicable Annual Bonus or other compensation was based.

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(c) Long Term Incentive Plan Compensation. The Employee will be eligible to participate in the Company’s Long-Term Incentive Plan (“LTIP”), subject to the terms and conditions of the LTIP and the approval of the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Employee’s target annual LTIP award opportunity will be equal to two hundred percent (200%) of his annual Base Salary. Awards will be delivered forty percent (40%) in the form of Restricted Stock Units (“RSUs”) and sixty percent (60%) in the form of Performance Stock Units (“PSUs”), with the intent to provide long-term alignment with shareholders. Such awards will be granted at such times and on such terms (including vesting and performance conditions, if any) as established by the Compensation Committee.

(d) Sign-On Bonus. The Company shall provide Employee with a one-time sign-on bonus that consists of: (i) a cash advance payment of one hundred fifty thousand dollars ($150,000), equal to twenty-five percent (25%) of Employee’s 2026 target Annual Bonus (the “Bonus Advance”); and (ii) subject to the terms and conditions of the LTIP and the approval of the Compensation Committee, a grant of equity awards on the Effective Date under the LTIP in the form of (A) one hundred thousand (100,000) RSUs that are subject to a three-year (3-year) ratable vesting period, (B) three hundred thousand (300,000) PSUs that are subject to a three-year (3-year) performance period, and (C) three hundred thousand (300,000) stock options that are subject to a three-year (3-year) ratable vesting period. The Bonus Advance shall reduce, but not below zero, the 2026 Annual Bonus otherwise earned.

(e) Relocation and Temporary Quarters. The Company shall provide and pay for temporary housing accommodations in the Dallas, Texas area at market rates, as mutually agreed to by the Parties and as reasonably necessary, through March 2027. Employee is expected to permanently relocate to Dallas, Texas within one hundred twenty (120) days following the conclusion of such temporary housing period.

(f) Home Sale Assistance. In connection with your relocation, the Company will provide home sale assistance for the Employee’s primary residence. The Company will engage a third-party relocation service or broker to manage the marketing and sale of your current home. The purchase price and terms for such sale will be subject to agreement among the Employee, the Company, and the relocation service provider. If the Employee’s home does not sell within a reasonable period, the Company will arrange for the relocation service provider to acquire the property from the Employee and resell it on the Company’s behalf. The Company will bear all customary fees and costs associated with the relocation service, provided that the Employee will remain responsible for the ongoing mortgage, taxes, utilities, and maintenance of the property until closing.

(g) Employment Benefits and Vacation. The Company shall provide the Employee with the employment benefits that are ordinarily provided from time to time to other similarly situated employees of the Company. Such benefits shall be governed by the applicable plan documents, insurance policies, or employment policies, and may be modified, suspended, or revoked in accordance with the terms of the applicable documents or policies without violating this Agreement. The Employee shall receive five (5) weeks of vacation during each calendar year of the Term, prorated for any partial calendar year during the Term. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Employee. Unless otherwise specifically permitted under the Company’s vacation policy, any accrued and unused vacation shall not be carried over from year to year and shall not be paid to the Employee upon the termination of his employment with the Company, regardless of the reason for such termination.

(h) Reimbursement of Business Expenses. The Employee shall be authorized to incur ordinary, necessary, and reasonable business and travel expenses while performing his duties, responsibilities, and authorities under this Agreement and promoting the Company’s Business and activities during the Term. The Company shall reimburse the Employee for all such expenses incurred in accordance with the Company’s policies and practices concerning reimbursement of business expenses that are submitted to the Company for reimbursement no later than 60 days after the applicable expense was incurred. Any such reimbursement shall be made as soon as reasonably practicable but in no event later than sixty (60) days following the date the expenses were submitted to the Company.

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(i) Inconsistencies. The compensation and benefits provided under this Section 5 are intended to be consistent with the Company’s applicable benefit plan documents, insurance policies, and employment policies. If any provision of Section 5 is inconsistent with any provision of the Company’s applicable benefit plan documents, insurance policies, or employment policies, the applicable provision of the benefit plan documents, insurance policies, or employment policies shall control.

(j) Payroll Deductions. With respect to any compensation or benefits required to be paid under this Agreement, the Company shall withhold any amounts authorized by the Employee and all amounts required to be withheld by applicable federal, state, or local law.

6. Termination of Agreement. This Agreement may be terminated as follows and any termination of this Agreement shall also constitute a termination of Employee’s employment with the Company:

(a) Death. This Agreement shall terminate immediately if the Employee dies.

(b) Inability to Perform. This Company may terminate this Agreement upon notice to the Employee of his “Inability to Perform,” which shall be deemed to occur when

(i) the Employee receives disability benefits under the Company’s applicable long-term- disability plan; or (ii) the Board, upon the written report of a qualified physician designated by the Company or its insurer, has determined in its sole discretion (after a complete physical examination of the Employee at any time after he has been absent for a period of at least 90 consecutive calendar days or 120 calendar days in any 12-month period) that the Employee has become physically or mentally incapable of performing his essential job functions with or without reasonable accommodation as required by law.

(c) By the Company for Cause. The Company may terminate this Agreement for any Cause. For purposes of this Agreement, “Cause” shall mean any act or omission of the Employee that constitutes any (i) material breach of this Agreement, (ii) failure to follow instructions from the Board, (iii) material violation of any written employment policy or rule of the Company or its subsidiaries, (iv) misappropriation of funds or property of the Company or its subsidiary, (v) illegal use or distribution of drugs or any abuse of alcohol, (vi) fraud upon the Company or its subsidiary or bad faith, dishonest, or disloyal acts or omissions toward the Company or its subsidiary, (vii) commission, indictment, arraignment, plea, or conviction, of, for, or to any felony or any misdemeanor involving moral turpitude, or (viii) any other acts or omission contrary to the best interests of the Company or its subsidiary which has caused, or is likely to cause, material harm to the Company or its subsidiary. If the Board determines in its sole discretion that a cure is possible and appropriate, the Company shall give Employee written notice of the acts or omissions constituting Cause and no termination of this Agreement shall be for Cause unless and until the Employee fails to cure such acts or omissions within 15 days following receipt of such written notice. If the Board determines in its sole discretion that a cure is not possible and appropriate, the Employee shall have no notice or cure rights before this Agreement is terminated for Cause.

(d) By the Company Without Cause. The Company may terminate this Agreement for no reason or any reason other than death, Inability to Perform, or for Cause by providing written notice to the Employee that the Company is terminating the Agreement without Cause.

(e) Effect of a Change of Control. This Agreement shall terminate immediately if, upon a Change of Control (defined below), the Employee is not retained by the Company or its successor (whether direct or indirect, by purchase of assets, merger, consolidation, exchange of securities, amalgamation, arrangement or otherwise) to all or substantially all of the business and/or assets of the Company (a “Successor”) on substantially the same terms and conditions as set out in this Agreement, and/or any such

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Successor does not, by agreement in form and substance satisfactory to the Employee, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. For the purposes of this Agreement, a “Change of Control” will mean (i) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) the date of the consummation of the sale of disposition by the Company of all or substantially all (i.e., at fifty percent (50%)) of the Company’s assets.

(f) By the Employee For Any Reason. The Employee may terminate this Agreement for no reason or any reason by providing written notice to the Company that the Employee is terminating the Agreement.

(g) Non-Renewal of Agreement. If the Company elects not to renew this Agreement pursuant to Section 4(b), such non-renewal shall be deemed a termination of this Agreement by the Company without Cause under Section 6(d). In such event, the Employee shall be entitled to receive the Accrued Obligations in accordance with Section 7(a) and the Separation Benefits in accordance with Section 7(b), subject to the conditions set forth in Section 8. For the avoidance of doubt, a non-renewal by the Company shall have the same effect and consequence as if the Company had affirmatively terminated this Agreement without Cause.

(h) Expiration of Term. This Agreement shall automatically terminate upon the expiration of the Term in accordance with Section 4.

(i) Termination Date. For purposes of this Agreement, the “Termination Date” shall mean (i) if this Agreement is terminated because of the Employee’s death, the date of death, (ii) if this Agreement is terminated because of the Employee’s Inability to Perform, the date the Company notifies the Employee of the termination, (iii) if this Agreement is terminated by the Company for Cause, by the Company without Cause, or by the Employee for any reason, the applicable effective date of such termination, and (iv) if this Agreement is terminated due to expiration of the Term, the last day of the Term.

(j) Resignation. Effective as of the Termination Date and regardless of the reason for the termination, Employee will automatically resign from any and all of Employee’s director, officer and other positions with the Company and its affiliates, including, without limitation, as a member of the board of directors of the Company. Employee will execute such additional documents reasonably requested by the Company to evidence the foregoing resignations but no additional action by the parties will be required to effectuate such resignations.

7. Payments and Benefits Due Upon Termination of Agreement.

(a) Accrued Obligations. Upon any termination of this Agreement, the Company shall have no further obligation to the Employee under this Agreement, except for (i) payment to the Employee of all earned but unpaid Base Salary through the Termination Date, prorated as provided above, (ii) provision to the Employee, in accordance with the terms of the applicable benefit plan of the Company or to the extent required by law, of any benefits to which the Employee has a vested entitlement as of the Termination Date, (iii) payment to the Employee of any accrued unused vacation owed to the Employee as of the Termination Date only if such payment is required under the Company’s vacation policy or applicable law, (iv) payment to the Employee of any approved but un-reimbursed business expenses incurred through the Termination Date in accordance with applicable Company policy and this Agreement, and (v) if applicable, the Separation Benefits (as defined below). The payments and benefits just described in (i)-(iv) shall constitute the “Accrued Obligations” and shall be paid when due under this Agreement, the Company’s plans and policies, and applicable law.

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(b) Separation Benefits. If this Agreement is terminated either by the Company without Cause in accordance with Subsection 6(d) or due to a Change of Control in accordance with Subsection 6(e), the Company shall have no further obligation to Employee under this Agreement, except the Company shall provide the Accrued Obligations to Employee in accordance with Subsection 7(a) and shall provide the following Separation Benefits to the Employee (collectively, the “Separation Benefits”): (i) an amount in cash equal to one (1) times (increased to two (2) times for a termination due to or within two (2) years following a Change of Control) the sum of the Employee’s Base Salary and the Annual Bonus for the calendar year containing the Termination Date (which shall be calculated as one hundred percent (100%) of the Employee’s Base Salary); and (ii) an amount equal to eighteen (18) months of the premium the Employee would be required to pay for health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state law (“COBRA”) if the Employee had been eligible for such COBRA continuation coverage, at the same or reasonably equivalent coverage rate for the Employee and his eligible dependents as in effect immediately prior to the Termination Date. The Separation Benefits shall be paid in a lump-sum payment, subject to all statutory deductions and authorized withholdings, payable on (or within ten (10) days following) the date the Release described in Section 8 becomes effective and irrevocable.

8. Conditions on Receipt of Separation Benefits.

(a) Compliance with Restrictive Covenants and Execution and Non- Revocation of General Release Agreement. Notwithstanding any other provision in this Agreement, the Company’s payment to the Employee of the Separation Benefits is subject to the conditions that (i) the Employee fully complies with all applicable restrictive covenants under Sections 9-11 of this Agreement; and (ii) within 55 days after the Termination Date, the Employee executes, delivers to the Company, and does not revoke as permitted by applicable law a General Release Agreement in a form provided by the Company (the “Release”) that, among other things, fully and finally releases and waives any and all claims, demands, actions, and suits whatsoever which he has or may have against the Company, whether under this Agreement or otherwise, that arose before the Release was executed. For purposes of this Agreement, the Release shall not become fully enforceable and irrevocable until the Employee has timely executed the Release and not revoked his acceptance of the Release within seven days after its execution.

(b) Separation from Service Requirement. Notwithstanding any other provision of this Agreement, the Employee shall be entitled to the Separation Benefits only if the termination of this Agreement constitutes the Employee’s “Separation from Service” within the meaning of Internal Revenue Code (the “Code”) Section 409A and Treasury Regulation Section 1.409A-1(h).

9. Confidential Information.

(a) Scope and Definition of Confidential Information. The Employee acknowledges that the Company has developed substantial goodwill with its customers and competitively valuable information in connection with the Business. The Employee further acknowledges and agrees that the following items shall be entitled to trade secret protection and constitute “Confidential Information” under this Agreement regardless of when such Confidential Information was disclosed to the Employee: any information used in the Business that gives the Company, its affiliate, or any other entity associated with the Company or its affiliates as determined by the Board in its sole discretion an advantage over competitors or is not generally known by competitors or readily ascertainable by independent investigation, and includes without limitation all trade secrets (as defined by applicable law); technical information, including all ideas, prospects, proposals, and other opportunities pertaining to the Company’s Business and related products and services, inventions, computer programs, computer processes, computer codes, software, website structure and content, databases, formulae, designs, compilations of information, data, proprietary processes, and know-how related to operations; financial information, including margins, earnings, accounts payable, and accounts receivable; business information, including business plans, expansion plans, business proposals, pending projects, pending proposals, sales data, and contracts; advertising information, including costs and strategies; customer information, including customer contacts, customer

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lists, customer identities, customer preferences and needs, customer purchasing or service terms, and specially negotiated terms with customers; supplier information, including supplier lists, supplier identities, contact information, capabilities, services, prices, costs, and specially negotiated terms with suppliers; information about future plans, including marketing strategies, target markets, promotions, sales plans, projects and proposals, research and development, and new materials research; inventory information, including quality-control procedures, inventory ordering practices, inventory lists, and inventory storage and shipping methods; information regarding personnel and employment policies and practices, including employee lists, contact information, performance information, compensation data and incentive information (including any bonus or commission plan terms), benefits, and training programs; and information regarding independent contractors and subcontractors, including independent contractor and subcontractor lists, contact information, compensation, and agreements. Confidential Information shall also include all information contained in any manual or electronic document or file created by the Company or its affiliates and provided or made available to Employee. Confidential Information shall not include any information in the public domain, through no disclosure or wrongful act of Employee, to such an extent as to be readily available to competitors.

(b) Agreement to Provide Confidential Information to the Employee. In exchange for the Employee’s promises in this Agreement, the Company agrees during the Term to provide the Employee with access to previously undisclosed Confidential Information related to his duties, responsibilities, and authorities.

(c) Agreement to Return Company Property and Confidential Information. At any time during employment upon demand by the Company, and immediately upon termination of this Agreement, regardless of the reason for such termination, the Employee shall return to the Company all property of the Company in his possession or under his control, including without limitation all Confidential Information.

(d) Agreement not to Use or Disclose Confidential Information in Unauthorized Manner. The Employee acknowledges and agrees that (i) due to its Business, the Company will continue to develop new and additional Confidential Information after the Effective Date that has not been previously disclosed to him; (ii) all Confidential Information is considered confidential and proprietary to the Company; and (iii) he has no right, other than under this Agreement, to receive any Confidential Information. The Employee shall at all times hold in strictest confidence, and shall not disclose or use, any Confidential Information (regardless of whether received before or after the Effective Date) except for the Company’s exclusive benefit in the ordinary course of performing his duties, responsibilities, and authorities under this Agreement, and otherwise only with the prior written consent of the Board. The Employee shall promptly advise the Board in writing of any unauthorized release or use of any Confidential Information, and shall take reasonable measures to prevent unauthorized persons or entities from having access to, obtaining, being furnished with, disclosing, or using any Confidential Information. Without limiting the generality of the foregoing: (A) nothing in this Agreement prohibits or restricts Employee (or Employee’s attorney) from communicating with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other applicable regulatory authority regarding a possible securities law violation; and (B) nothing in this Agreement prohibits or restricts Employee from exercising protected rights, including without limitation those rights granted under Section 7 of the National Labor Relations Act, or otherwise disclosing information as permitted by applicable law, regulation, or order.

10. Non-Competition and Non-Solicitation Restrictive Covenants.

(a) Acknowledgment of Competitive Business. The Employee acknowledges and agrees that (i) the Company’s Business is highly competitive; (ii) he is entitled by virtue of his position of trust and confidence with the Company and his duties, responsibilities, and authorities under this Agreement to access Confidential Information which could be used by competitors of the Company in a manner that would irreparably harm its competitive position in the marketplace; (iii) he will be responsible under this Agreement and as the Company’s trusted representative for developing and continuing valuable business relationships and goodwill on behalf of the Company with its most important customers, suppliers, and

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employees; (iv) he could call on such relationships, goodwill, and Confidential Information if he competed against the Company to gain an unfair competitive advantage that would irreparably harm the Company; and (v) the goodwill and Confidential Information the Employee will develop and receive pursuant to this Agreement will enhance his reputation in the Company’s Business and increase his earning capacity.

(b) Acknowledgment of Need for Protection. The Employee further acknowledges and agrees that it would be impossible for him to ignore all knowledge of the Company’s Confidential Information and goodwill if he were to compete against the Company in the Business. It is, therefore, reasonable and proper for the Company to protect against the intentional or inadvertent use of Confidential Information and goodwill in competition with it in the Business. Accordingly, the Employee agrees that a prohibition against his competing with the Company in the Business or soliciting its customers, suppliers, employees, or other service providers during the Term and for a reasonable period of time thereafter within a reasonable geographic area is appropriate and necessary for the protection of the Company’s Confidential Information, goodwill, and other legitimate business interests.

(c) Covenant not to Compete. Beginning on the Effective Date and continuing for 12 months after the termination of the Employee’s employment with the Company, regardless of the reason for such termination (the “Restricted Period”), the Employee shall not directly or indirectly (including without limitation through any family member or Affiliate) (i) have any ownership interest in, serve as an officer, director, consultant, independent contractor, subcontractor, employee, or in any other capacity similar to the capacity in which the Employee served the Company, for any person or entity that provides products or services that directly or indirectly compete with the Company’s products or services in the Business in the United States, and any other country in which the Company sold its products during the Term (the “Restricted Area”); or (ii) solicit, canvass, or accept business for any person or entity in the Restricted Area that provides products or services that directly or indirectly compete with the Company’s products or services in the Business.

(d) Covenant not to Solicit. During the Restricted Period, the Employee shall not directly or indirectly, on behalf of himself or any third party (including without limitation through any family member or affiliate), (i) solicit, encourage, facilitate, or induce any customer of the Company; person or entity who was a customer of the Company at any time in the two-year period preceding the solicitation, encouragement, facilitation, or inducement; any of the Company’s prospective customers; or any of the Company’s vendors, suppliers, advertisers, agents, sales representatives, employees, independent contractors, subcontractors, consultants, or licensees, to breach any agreement or contract with, or discontinue or curtail his, her, or its business relationships with, the Company; or (ii) solicit, hire, or otherwise engage as an employee, independent contractor, or otherwise, any person or non-employee service provider who is an employee or non-employee service provider of the Company or was an employee or non-employee service provider of the Company at any time in the two-year period preceding the proposed solicitation, hiring, or engagement. Notwithstanding the preceding sentence, the post-termination obligations in the previous sentence shall apply only to those persons and entities with whom or which the Employee had material business contact on behalf of the Company during the Term or about whom or which the Employee received Confidential Information.

(e) Permitted Exceptions. The Employee shall be permitted without violating Subsections 2(b), 2(d), 10(c), or 10(d) of this Agreement to make passive personal investments in securities that are registered on a national stock exchange if the aggregate amount owned by him and all family members and affiliates does not exceed 1% of such company’s outstanding securities as long as (i) these activities do not prevent the Employee from fulfilling his duties, responsibilities, and authorities under this Agreement, and (ii) the Employee fully complies with his otherwise applicable obligations under this Agreement. Additionally Employee is hereby notified that the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a

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lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

11. Inventions. Any and all Confidential Information and other discoveries, inventions, improvements, trade secrets (as defined by applicable law), know-how, works of authorship, or other intellectual property conceived, created, written, developed, or first reduced to practice by the Employee before or after the Effective Date, alone or jointly, in the performance of his duties, responsibilities, or authorities for the Company (the “Inventions”) shall be the sole and exclusive property of the Company. The Employee acknowledges that all original works of authorship protectable by copyright that are produced by the Employee in the performance of his duties, responsibilities, or authorities for the Company are “works made for hire” as defined in the United States Copyright Act (17 U.S.C. § 101). In addition, to the extent that any such works are not works made for hire under the United States Copyright Act, the Employee hereby assigns without further consideration all right, title, and interest in such works to the Company. The Employee shall promptly and fully disclose to the Company all Inventions, shall treat all Inventions as Confidential Information, and hereby assigns to the Company without further consideration all of his right, title, and interest in and to any and all Inventions, whether or not copyrightable or patentable. The Employee shall execute all papers, including applications, invention assignments, and copyright assignments, and shall otherwise assist the Company as reasonably required to memorialize, confirm, and perfect in them the rights, title, and other interests granted to the Company under this Agreement.

12. Duties of Confidentiality and Loyalty Under the Common Law. The Employee’s obligations under this Agreement shall supplement, rather than supplant, his common-law duties of confidentiality and loyalty owed to the Company.

13. Survival and Enforcement of Covenants; Remedies.

(a) Survival of Covenants. The Employee’s covenants in Sections 9-11 shall survive the termination of this Agreement, regardless of the reason for such termination, and shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Employee against the Company (whether under this Agreement or otherwise), shall not constitute a defense to the enforcement by the Company of those covenants.

(b) Enforcement of Covenants. The Employee acknowledges and agrees that his covenants in Sections 9 and 10 are ancillary to the otherwise enforceable agreements by the Company under Section 9 to provide him with previously undisclosed Confidential Information and by him not to disclose such Confidential Information, and are supported by independent, valuable consideration. The Employee further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by those covenants are reasonable and acceptable to him and do not include any greater restraint than is reasonably necessary to protect the Company’s Confidential Information, goodwill, and other legitimate business interests. The Employee further agrees that, if at some later date, a court of competent jurisdiction determines that any of the covenants in Sections 9-11 are unreasonable, any such covenants shall be reformed by the court and enforced to the maximum extent permitted under applicable law.

(c) Remedies. In the event of breach or threatened breach by the Employee of any of his covenants in Sections 9, 10, or 11, the Company shall be irreparably damaged in amounts difficult to ascertain and therefore entitled to equitable relief (without the need to post a bond or prove actual damages) by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to all other legal and equitable relief to which it may be entitled, including any and all monetary damages, which it may incur as a result of such breach, violation, or threatened breach or violation. The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time shall not be deemed an

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election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation. If the Employee breaches any of his covenants in Section 10, the time periods pertaining to such covenants shall also be suspended and shall not run in favor of him from the time he first breached such covenants until the time when he ceases such breach. The Employee irrevocably waives any right to challenge the validity or enforceability of his covenants under Sections 9, 10, or 11. Notwithstanding anything to the contrary in this Agreement, the Company may amend the provisions of these Sections 9, 10, or 11 without the approval of the Employee or any other person in any manner that would not impose additional or greater restrictions on the Employee. Without limiting the foregoing, the Company may amend the provisions of Sections 9, 10, or 11 without the approval of the Employee or any other person to provide for less restrictive limitations as to time, geographical area, or scope of activity to be restrained. Any such less restrictive limitations may, in the Company’s sole discretion, apply only with respect to the enforcement of this Agreement in certain jurisdictions specified in any such amendment. At the request of the Company, the Employee shall consent to any such amendment and shall execute and deliver to the Company a counterpart signature page to such amendment.

14. Assignment and Successors and Assigns. The Employee’s duties, responsibilities, and authorities under this Agreement are personal to him and shall not be assigned to any person or entity without written consent from the Board. The Company shall assign this Agreement to any affiliate or successor of its Business. In the event of the Employee’s death, this Agreement shall be enforceable by his estate, executors, or legal representatives. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

15. Waiver of Right to Jury Trial. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, EACH PARTY SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY, CLAIM, OR CAUSE OF ACTION AGAINST THE OTHER PARTY OR ITS AFFILIATES, INCLUDING ANY ARISING OUT OF OR RELATING TO THE EMPLOYEE’S EMPLOYMENT WITH THE COMPANY, THE TERMINATION OF THAT EMPLOYMENT, OR THIS AGREEMENT (EITHER ALLEGED BREACH OR ENFORCEMENT).

16. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties concerning its subject matters and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to such subject matters. The Employee acknowledges and agrees that the Company has not made any promise or representation to him concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company but is instead relying solely on his own judgment and his legal and tax advisors, if any.

17. Amendment. This Agreement shall not be amended except by an instrument in writing signed by an authorized representative of the party against whom such amendment is sought to be enforced. Notwithstanding the previous sentence, the Company may modify or amend this Agreement in its sole discretion at any time without further consent of the Employee in any manner necessary to comply with applicable law and regulations or the listing or other requirements of any stock exchange upon which the Company is listed. No modification or amendment may be enforced against the Company unless such modification or amendment is in writing and approved in writing by the Board.

18. Waiver. The waiver by either party of a breach of any term of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by either party or of the breach of any other term or provision of this Agreement.

19. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed illegal, invalid, or unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that, if any such provision may be made enforceable by limitation, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

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20. Governing Law; Venue. This Agreement shall be governed by the laws of the State of Texas, without regard to its conflict-of-laws principles. The parties hereby irrevocably consent to the binding and exclusive venue for any dispute, controversy, claim, or cause of action between them arising out of or related to this Agreement being in the state or federal court of competent jurisdiction that regularly conducts proceedings or has jurisdiction in Dallas County, Texas. Nothing in this Agreement, however, precludes either party from seeking to remove a civil action from any state court to federal court.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

22. Code Section 409A.

(a) Code Section 409A. The parties intend for all payments provided to the Employee under this Agreement to be exempt from or comply with the provisions of Code Section 409A and not be subject to the tax imposed by Code Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with this intent. For purposes of Section 409A, each payment amount or benefit due under this Agreement shall be considered a separate payment and the Employee’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.

(b) Specified Employee Postponement. Notwithstanding the previous subparagraph or any other provision of this Agreement to the contrary, if the Company or an affiliate that is treated as a “service recipient” (as defined in Section 409A) is publicly traded on an established securities market (or otherwise) and the Employee is a “specified employee” (as defined below) and is entitled to receive a payment that is subject to Section 409A on account of Employee’s Separation from Service, such payment may not be made earlier than six months following the date of his Separation from Service if required by Section 409A, in which case, the accumulated postponed amount shall be paid in a lump sum payment on the Section 409A Payment Date. The “Section 409A Payment Date” is the earlier of (i) the date of the Employee’s death or (ii) the date that is six months and one day after the Employee’s Separation from Service. The determination of whether Employee is a “specified employee” shall be made in accordance with Section 409A using the default provisions in the Section 409A unless another permitted method has been prescribed for such purpose by the Company.

(c) Reimbursement of In-Kind Benefits. Any reimbursement or in-kind benefit provided under this Agreement which constitutes a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in- kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

23. Right to Consult an Attorney and Tax Advisor. Notwithstanding any contrary provision in this Agreement, Employee shall be solely responsible for any risk that the tax treatment of all or part of any payments provided by this Agreement may be affected by Code Section 409A, which may impose significant adverse tax consequences on him, including accelerated taxation, a 20% additional tax, and interest. The Employee therefore has the right, and is encouraged by this paragraph, to consult with a tax advisor of his choice before signing this Agreement. The Employee is also encouraged by this paragraph to consult with an attorney of his choice before signing this Agreement.

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24. Representations of the Employee. The Employee represents and warrants that (a) he has not previously assumed any obligations inconsistent with those in this Agreement; (b) his execution of this Agreement, and his employment with the Company, shall not violate any other contract or obligation between the Employee and any former employer or other third party; and (c) during the Term, he shall not use or disclose to anyone within the Company or its subsidiaries any proprietary information or trade secrets of any former employer or other third party. The Employee further represents and warrants that he has entered into this Agreement pursuant to his own initiative and that the Company did not induce him to execute this Agreement in contravention of any existing commitments. The Employee further acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of the Employee.

25. Third-Party Beneficiaries. The Company’s Affiliates are intended to be third-party beneficiaries of this Agreement and therefore may enforce this Agreement.

26. Survival. The following provisions shall survive the termination of Employee’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 7 (“Payments and Benefits Due Upon Termination of Agreement”), Section 8 (“Conditions on Receipt of Separation Benefits”), Section 9 (“Confidential Information”), Section 10 (“Non-Competition and Non-Solicitation Restrictive Covenants”), Section 11 (“Inventions”), Section 12 (“Duties of Confidentiality and Loyalty Under the Common Law”), Section 13 (“Survival and Enforcement of Covenants; Remedies”), Section 15 (“Waiver of Right to Jury Trial”), Section 16 (“Entire Agreement”), Section 17 (“Amendment”), Section 18 (“Waiver”), Section 19 (“Severability”), Section 20 (“Governing Law; Venue”), Section 21 (“Counterparts”), Section 22 (“Code Section 409A”), Section 24 (“Representations of the Employee”), Section 25 (“Third-Party Beneficiaries”), and Section 26 (“Survival”).

[Signature Page Follows]

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AGREED as of the Effective Date:

ENCORE ENERGY CORP.		EMPLOYEE

By:	/s/ Robbie W. Hudson Jr.	By:	/s/ Richard Little
Name:	Robbie W. Hudson Jr.		Richard Little
Title:	General Counsel and Secretary

Date Signed: April 20, 2026		Date Signed: April 20, 2026

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